 QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.24

SEVENTH AMENDMENT TO LOAN AGREEMENT

    This amendment to Loan Agreement ("Amendment") is made as of October 5, 2000 by and among the following parties:

    Bank of America, N.A., formerly known as Bank of America National Trust and Savings Association ("Bank of America" and a "Lender")

    U.S. Bank National Association ("U.S. Bank" and a "Lender")

    Bank of America, N.A., formerly known as Bank of America National Trust and Savings Association, in its capacity as Agent ("Agent")

    Each of the several financial institutions which subsequently becomes party to the Loan Agreement pursuant to Section 11.7 (each individually a "Lender")

    Northwest Pipe Company, an Oregon corporation ("Borrower")

R E C I T A L S

    A.  The Borrower, the Lenders and the Agent are parties to that certain Amended and Restated Loan Agreement dated as of June 30, 1998, as amended as of December 23, 1998, June 16, 1999, November 30, 1999, December 30, 1999, May 11, 2000 and August 31, 2000, and as the same may be further amended, modified or extended from time to time (the "Loan Agreement") and the related Loan Documents described therein.

    B.  The Temporary Supplemental Revolving Loans which were the subject of the Fifth Amendment to Loan Agreement dated as of May 11, 2000 and the Sixth Amendment to Loan Agreement dated August 31, 2000, are no longer available to Borrower because the maturity date for such loans is September 30, 2000. Therefore, the Borrower desires the Lenders to increase the Total Commitment by $10,000,000.

    NOW, THEREFORE, the parties agree as follows:

A G R E E M E N T

    1.  Definitions.  Capitalized terms used herein and not otherwise defined shall have the meaning given in the Loan Agreement.

    2.  Amendment to Section 1.1.  Section 1.1 of the Loan Agreement is amended by revising the following definition of "Total Commitment" by revising the definition of "Total Commitment" in its entirety to read as follows:

    "Total Commitment" means Sixty-Five Million Dollars ($65,000,000.00)."

    3.  Amendment to Section 5.13.  Section 5.13 is amended in its entirety to read as follows:

    "Section 5.13 Maximum Funded Debt to EBITDA. Borrower and its Subsidiaries, on a consolidated basis, shall maintain for each period of four consecutive fiscal quarters a ratio of Funded Debt to EBITDA of no greater than:

Period	Ratio
For the four consecutive fiscal quarters ending September 30, 2000	3.65:1
For the four consecutive fiscal quarters ending December 31, 2000	3.65:1
For the four consecutive fiscal quarters ending March 31, 2001	3.50:1
For any four consecutive fiscal quarters ending on or after June 30, 2001	3.25:1

    For purposes of calculating this covenant, the EBITDA for the prior fiscal year for the "Acquisitions," as defined in Section 6.6, shall be included in the calculation. The Acquisitions' EBITDA shall be incorporated on a decreasing pro-rata basis, with 100% of the Acquisitions' EBITDA included in the calculation for the first calendar quarter-end following closing of the Acquisitions, 75% included in the second quarter-end, 50% included in the third quarter-end, and 25% included in the fourth quarter-end. Beginning with the fifth quarter following the closing of the Acquisitions, the EBITDA for the Acquisitions' prior fiscal year shall no longer be incorporated in this calculation."

    4.  Addition of Section 5.15.  The following Section 5.15 is added to the Loan Agreement:

    "Section 5.15 Maximum Funded Debt to Selected Balance Sheet Items. Borrower and its subsidiaries, on a consolidated basis, shall maintain a ratio of funded debt to selected balance sheet items of no more than 1.00:1. For purposes of calculating this covenant "selected balance sheet items" shall mean the total of the following as shown on Borrower's most recent 10-Q or 10-K report:

      80% of trade accounts receivable after deducting the allowance for doubtful accounts.

      50% of raw materials inventory and finished goods inventory.

      75% of property, plant and equipment after deducting, in each case, accumulated depreciation.

    This covenant will be measured upon receipt of the applicable 10-Q or 10-K report for each quarter beginning with the quarter ended September 30, 2000."

    5.  Amendment of Section 6.2.  Section 6.2 of the Loan Agreement is amended in its entirety to read as follows:

    "Section 6.2 Liquidation, Merger, Sale of Assets. Borrowers shall not, and shall not permit any Subsidiary to liquidate, dissolve or enter into any merger, consolidation, partnership or other combination, except that Borrowers may make acquisitions by merger, as provided in Section 6.6 when Northwest Pipe Company is the survivor. Borrowers shall not sell, lease, or dispose of assets other than in the ordinary course of business, except that Borrowers in any one fiscal year may sell assets not in the ordinary course of business so long as the total of such sales does not exceed 5% of Tangible Net Worth as of the end of the prior fiscal year".

    6.  Fees.  Upon execution of this Amendment, Borrower agrees to pay Agent for the benefit of Lenders, a fee of Thirty Thousand Dollars ($30,000.00) to be divided in proportion to their Revolving Loan Pro Rata shares.

    7.  No Further Amendment.  Except as expressly modified by this Amendment, the Loan Agreement and the other Loan Documents shall remain unmodified and in full force and effect and the parties hereby ratify their respective obligations thereunder. Without limiting the foregoing, the Borrower expressly reaffirms and ratifies its obligation to pay or reimburse the Agent and the Lender on request for all reasonable expenses, including legal fees, actually incurred by the Agent or such Lender in connection with the preparation of this Amendment, any other amendment documents, and the closing of the transactions contemplated hereby and thereby.

    8.  Miscellaneous.

      (a) Entire Agreement.  This Amendment comprises the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, representations or commitments.

      (b) Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same Amendment.

      (c) Governing Law.  This Amendment and the other agreements provided for herein and the rights and obligations of the parties hereto and thereto shall be construed and interpreted in accordance with the laws of the State of Oregon.

      (d) Certain Agreements Not Enforceable.

    UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY THE LENDERS AFTER OCTOBER 3, 1989, CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER'S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION, AND BE SIGNED BY THE LENDERS TO BE ENFORCEABLE.

    EXECUTED AND DELIVERED by the duly authorized officers of the parties as of the date first above written.

BORROWER:	NORTHWEST PIPE COMPANY
By: BRIAN DUNHAM Its: President and Chief Operating Officer
	Address:	200 S.W. Market St., Suite 1800 Portland OR 97201 Fax No. (503) 240-6615
LENDER:	BANK OF AMERICA, N.A.
By: ED KLUSS Its: Vice President
	Address:	Commercial Banking 121 SW Morrison Street, Suite 1700 Portland OR 97204 Fax No. (503) 275-1391 Attn: Edward R. Kluss
U.S. BANK NATIONAL ASSOCIATION
By: J. STEPHEN MITCHELL Its: Vice President
	Address:	Oregon Corporate Banking, T-4 111 SW Fifth Avenue, Suite 400 Portland OR 97208 Fax No. (503) 275-7290 Attn: Stephen Mitchell
AGENT:	BANK OF AMERICA, N.A.
By: DORA A. BROWN Its: Vice President
	Address:	Commercial Agency Management WA1-501-37-20 800 Fifth Avenue, Floor 37 Seattle WA 98104-3185 Fax No. (206) 358-0971 Attn: Dora A. Brown

QuickLinks

SEVENTH AMENDMENT TO LOAN AGREEMENT